Exhibit 99.5

PRO FORMA VALUATION UPDATE REPORT

SECOND-STEP CONVERSION

STOCK OFFERING

MFB Bancorp, Inc. │Chicago, Illinois

HOLDING COMPANY FOR:

Mutual Federal Bank │ Chicago, Illinois

Valuation Date: October 16, 2026

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

October 16, 2026

Boards of Directors

Mutual Federal Bancorp, MHC

Mutual Federal Bancorp, Inc.

Mutual Federal Bank

2212 West Cermak Road

Chicago, Illinois 60608

Members of the Boards of Directors:

At your request, we have completed and hereby provide an updated appraisal (the “Update”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Update is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the New York State Department of Financial Services, and applicable regulatory interpretations thereof. Our original appraisal report, dated August 4, 2026 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

The Boards of Directors of Mutual Federal Bancorp, MHC (the “MHC”) and Mutual Federal Bancorp, Inc. (“MFDB”) have adopted a plan of conversion and reorganization (the “Plan”) whereby the MHC will convert to stock form. As a result of the conversion, MFDB, which currently owns all of the issued and outstanding common stock of Mutual Federal Bank (the “Bank”), will be succeeded by a new Delaware corporation with the name of MFB Bancorp, Inc. (“MFB Bancorp”). Following the conversion, the MHC and MFDB will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Mutual Federal Bancorp or the Company, unless otherwise identified as MFDB. As of September 30, 2026, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 77.40% of the common stock (the “MHC Shares”) of MFDB. The remaining 22.60% of MFDB’s common stock is owned by public stockholders.

It is our understanding that MFB Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of MFDB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

1311-A Dolley Madison Boulevard, Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

Boards of Directors

October 16, 2026

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Mutual Federal Bancorp’s financial condition, including financial data through September 30, 2026; (2) an updated comparison of Mutual Federal Bancorp’s financial condition and operating results, versus the Peer Group companies identified in the Original Appraisal, and, (3) a review of stock market conditions since the date of the Original Appraisal for both the general market and the thrift market specifically, including the recent changes in market interest rates by the Federal Reserve and the related impact on market conditions for banking industry stocks.

The estimated pro forma market value is defined as the price at which MFB Bancorp’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.              Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended June 30, 2026 and updated financial information through Sept. 30, 2026. Mutual Federal Bancorp’s assets declined by $447,000 or 0.50% from June 30, 2026 to September 30, 2026. The net reduction in assets was a result of declines in both loans receivable and cash and equivalents. Cash and equivalents (inclusive of FHLB stock) decreased from $10.4 million or 10.75% of assets at June 30, 2026 to $9.8 million or 10.24% of assets at September 30, 2026. Loans receivable decreased from $82.5 million or 85.37% of assets at June 30, 2026 to $82.0 million or 85.25% of assets at September 30, 2025. Offset the level of these declines was an increase in the Other Assets category, as certain conversion costs were capitalized pending completion of the conversion offering and transaction.

Updated credit quality measures remained stable during the quarter ended September 30, 2026 with non-performing assets (“NPAs”) as a percent of total assets equal to 0.96% of assets, compared to 0.95% of assets at June 30, 2026, with NPAs continuing to consist solely of residential loans. The allowance for credit losses as a percent of non-performing loans was also minimally changed over the same time period, and equaled 1.11% as of September 30, 2026.

Boards of Directors

October 16, 2026

Table 1

Mutual Federal Bancorp, Inc.

Recent Financial Data

	At June 30, 2026		At September 30, 2026
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$96,608	100.00%	$96,161	100.00%
Cash, cash equivalents	10,381	10.75	9,843	10.24
Loans receivable, net	82,471	85.37	81,975	85.25
FHLB stock	1,357	1.41	1,357	1.41
Premises and Equipment	1,652	1.71	1,684	1.75

Deposits	61,882	64.05	61,847	64.32
Borrowings	16,500	17.08	16,500	17.16
Equity	16,281	16.85	16,341	16.99

	12 Months Ended		12 Months Ended
	June 30, 2026		June 30, 2025
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$5,061	5.22%	$5,111	5.29%
Interest expense	(1,648)	(1.70)	(1,642)	(1.70)
Net interest income	3,413	3.52	3,469	3.59
Provisions for loan losses	(0)	(0.00)	(0)	0.00
Net interest income after prov.	3,413	3.52	3,469	3.59
Non-interest operating income	47	0.05	46	0.05
Excess Accounting Fees	(100)	(0.10)	(122)	(0.13)
Non-interest operating expense	(3,296)	(3.40)	(3,390)	(3.51)
Income before income tax exp	64	0.07	3	0.00
Income tax provision	(0)	(0.00)	(0)	(0.00)
Net Income	$64	0.07%	$3	0.00%
Memo: Adjusted (Core) Net Income(1)	$164	0.17%	$125	0.13%

(1)	Excess accounting fees excluded from core income.

Sources: MFB Bancorp’s prospectus, audited and unaudited financial statement and RP Financial calculations.

The asset decline during the quarter ended September 30, 2026 was caused by lower balances of deposits and other liabilities. The net decrease in deposits was due to lower balances of checking, money market and certificates of deposit while other (core) deposit accounts recorded increases over the most recent three-month period. Deposits decreased from $61.9 million or 64.05% of assets at June 30, 2026 to $61.8 million or 64.32% of assets at September 30, 2026. Borrowings remained unchanged during the quarter. Other liabilities declined by $473,000 as certain liabilities were satisfied.

Boards of Directors

October 16, 2026

Mutual Federal Bancorp’s equity increased from $16.281 million or 16.85% of assets at June 30, 2026 to $16.341 million or 16.99% of assets at September 30, 2026. The increase in equity was primarily due to net income recorded in the September 2026 quarter, while the equity/assets ratio increase was due also to the asset decline recorded in the quarter. There are no intangibles on the Company’s balance sheet.

Mutual Federal Bancorp’s operating results for the 12 months ended June 30, 2026 and September 30, 2026 are also set forth in Table 1. The Company’s reported net income decreased from $64,000 or 0.07% of average assets for the 12 months ended June 30, 2026 to income of $3,000 or 0.00% of average assets for the 12 months ended September 30, 2026. The decrease in net income was primarily the result of higher operating expenses related to additional professional fees in the form of recurring accounting related expenses and higher non-recurring expense in the form of accounting expenses, all of which was offset in part by higher net interest income. The remaining areas of the income statement remained relatively stable. Non-recurring expense increased by $22,000 based on updated expense information. Excluding the non-recurring accounting expense, adjusted, or core net income was assumed to equal $125,000 or 0.13% of average assets for the 12 months ended September 30, 2026 versus a higher $164,000 or 0.17% of average assets for the prior period.

Mutual Federal Bancorp’s net interest income increased from $3.413 million or 3.52% of average assets for the 12 months ended June 30, 2026 to $3.469 million or 3.59% of average assets for the 12 months ended September 30, 2026. The increase in net interest income was due to an increase in interest income, while interest expense remained constant in dollar amount. The increase in interest income was largely due to higher average yields on the loan portfolio and the cash/equivalents portfolio over the time period. The Company’s interest rate spread remained stable at 3.16% for both the six months ended June 30, 2026 and for the nine months ended September 30, 2026.

Trailing 12 month operating expenses increased by $94,000 to $3.4 million or 3.51% of average assets for the 12 months ended September 30, 2026 compared to the level for the 12 months ended June 30, 2026. Due also to the asset decline over the past 3 months the trailing twelve-month operating expense ratio increased by a total of 11 basis points. The increase in operating expenses was related in part to higher personnel compensation and benefits expenses and professional fees related specifically to accounting fees. Mutual Federal Bancorp’s updated ratios for net interest income and operating expenses provided for a slightly lower expense coverage ratio (net interest income divided by operating expenses) of 1.02x for the 12 months ended September 30, 2026, versus 1.04x for the prior period. Non-recurring expense increased from $100,000 for the 12 months ended June 30, 2026 to $122,000 for the most recent 12 month period. All of the non-recurring expense was due to additional accounting expenses related to certain internal control processes.

Non-interest operating income was similar both in dollar amount and as a percent of average assets during the most recent 12 month period. The indicated amount of non-interest income continues to result from the limited product line for loans and deposits. When factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 96.4% (operating expenses as a percent of net interest income and non-interest operating income) was slightly higher than the efficiency ratio recorded for the 12 months ended June 30, 2026.

Boards of Directors

October 16, 2026

No loan loss provisions were recorded during the most recent 12 month period compared to the prior 12 month period shown in Table 1. The allowance for credit losses as of September 30, 2026 took into consideration projected future economic conditions in the primary market area, along with the decrease in the loan portfolio balance over the past 12 months. As of September 30, 2026, the Company maintained an allowance for loan losses of $1.318 million equal to 1.57% of loans receivable.

The Company did not record any income tax expense for the 12 months ended September 30, 2026, unchanged from the prior 12 month period. The Company continues to benefit from balances of net operating loss carryforwards for both federal and state tax purposes.

2.             Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Mutual Federal Bancorp and the Peer Group. The Company’s ratios and financial condition are based on financial data through September 30, 2026, while the Peer Group’s ratios are based on financial results through June 30, 2026, or the most recent 12-month period available for the Peer Group companies. There have been no changes to the composition of the Peer Group since the valuation date of the Original Appraisal, effective as of August 4, 2026.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a higher concentration of loans. The Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 96.89% and 91.52%, respectively.

Mutual Federal Bancorp’s updated funding composition continued to show a lower concentration of deposits and a higher level of borrowings relative to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 81.47% and 79.81% for the Company and the Peer Group, respectively. The Company’s updated tangible equity-to-assets ratio equaled 16.99%, which remained below the comparable Peer Group median ratio of 19.16% and the Peer Group average of 18.57%. Mutual Federal Bancorp’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 118.93%, which remained above the comparable Peer Group ratio of 114.67%. As discussed in the Original Appraisal, the additional equity realized from stock proceeds should serve to increase Mutual Federal Bancorp’s IEA/IBL ratio to a ratio that exceeds to a greater extent the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Mutual Federal Bancorp are based on the nine months annualized, ended September 30, 2026, while the Peer Group ratios are based on annual growth rates for the 12 months ended June 30, 2026. Mutual Federal Bancorp recorded a 1.49% annualized decrease in assets, which was realized through a 4.75% annualized decrease in loans and a 17.77% annualized increase in cash and investments. Comparatively, median asset growth for the Peer Group equaled a slight 0.06%, which was realized through a 2.40% increase in loans, offset by a 3.79% decrease in cash and investments.

Boards of Directors

October 16, 2026

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2026 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Mutual Federal Bancorp, Inc.		IL
September 30, 2026			11.65%	0.00%	0.00%	85.25%	64.32%	17.16%	0.00%	16.99%	0.00%	16.99%	-1.49%	17.77%	-4.75%	1.20%	-10.95%	0.34%	0.34%	16.19%	23.82%	25.07%

All Public Non-MHC Thrifts
Averages			5.89%	12.91%	1.96%	75.36%	77.28%	6.94%	0.39%	14.07%	0.77%	13.35%	4.14%	8.36%	3.71%	4.97%	-8.07%	9.77%	11.20%	11.90%	14.63%	16.19%
Medians			4.91%	11.74%	1.76%	75.79%	76.98%	4.87%	0.00%	11.97%	0.08%	10.76%	2.67%	2.28%	2.76%	3.88%	-9.25%	5.58%	5.78%	10.05%	14.16%	15.39%

Comparable Group
Averages			5.89%	15.29%	2.59%	72.12%	74.98%	4.40%	0.17%	19.09%	0.52%	18.57%	1.41%	-1.67%	3.00%	0.65%	-8.83%	10.07%	9.85%	17.15%	25.86%	26.83%
Medians			5.47%	12.13%	2.35%	73.92%	76.43%	3.37%	0.00%	19.65%	0.00%	19.16%	0.06%	-3.79%	2.40%	2.43%	-5.64%	-1.45%	-1.45%	17.13%	22.40%	23.34%

Comparable Group
BVFL	BV Financial, Inc.	MD	7.85%	4.43%	2.35%	80.23%	76.98%	0.07%	0.00%	20.87%	1.71%	19.16%	-3.34%	9.39%	-5.12%	2.58%	-98.23%	-7.47%	-7.99%	17.13%	22.40%	23.34%
CLST	Catalyst Bancorp, Inc.	LA	12.75%	23.81%	5.26%	55.38%	67.72%	3.37%	0.00%	28.46%	0.00%	28.46%	5.93%	24.55%	-2.75%	7.78%	1.44%	2.14%	2.14%	26.55%	43.37%	44.62%
FBLA	FB Bancorp, Inc.	LA	3.69%	28.02%	1.16%	60.27%	66.17%	9.07%	0.00%	23.16%	0.00%	23.16%	-1.68%	11.19%	-4.13%	-1.68%	67.20%	-14.54%	-14.54%	20.32%	29.16%	29.96%
FDSB	Fifth District Bancorp, Inc.	LA	3.60%	17.88%	1.47%	73.92%	73.59%	0.00%	0.00%	24.24%	0.00%	24.24%	-1.42%	-11.41%	3.62%	-1.67%	NA	-1.45%	-1.45%	21.46%	37.40%	37.96%
HYNE	Hoyne Bancorp, Inc.	IL	5.47%	26.86%	4.24%	58.82%	65.12%	0.07%	0.00%	33.57%	0.01%	33.56%	5.85%	-8.59%	14.05%	-12.49%	NA	81.26%	81.68%	27.26%	NA	NA
LSBK	Lake Shore Bancorp, Inc.	NY	9.81%	7.36%	4.35%	75.79%	78.50%	0.00%	0.00%	19.65%	0.00%	19.65%	0.25%	-3.79%	1.07%	-7.85%	-100.00%	55.85%	55.85%	17.43%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	1.09%	10.28%	1.86%	83.91%	81.44%	4.87%	0.00%	12.08%	0.05%	12.02%	6.18%	18.06%	5.24%	4.14%	41.77%	8.86%	8.72%	11.29%	14.89%	15.97%
PROV	Provident Financial Holdings, Inc.	CA	4.07%	8.37%	0.74%	85.48%	75.35%	13.17%	0.00%	10.45%	0.00%	10.45%	-3.01%	-13.79%	-1.25%	2.43%	-25.89%	-1.81%	-1.81%	10.30%	19.41%	20.34%
RVSB	Riverview Bancorp, Inc.	WA	6.95%	12.13%	2.38%	73.28%	85.77%	1.47%	1.85%	9.87%	1.84%	8.03%	-3.01%	-21.36%	2.40%	4.27%	-64.18%	-10.34%	-12.36%	10.96%	14.39%	15.65%
SRBK	SR Bancorp, Inc.	NJ	5.99%	11.36%	3.22%	75.59%	77.71%	5.69%	0.00%	15.25%	2.14%	13.11%	9.73%	2.28%	13.05%	9.50%	104.10%	-6.18%	-6.47%	13.81%	NA	NA
TCBS	Texas Community Bancshares, Inc.	TX	3.50%	17.71%	1.49%	70.68%	76.43%	10.57%	0.00%	12.43%	0.00%	12.43%	0.06%	-24.88%	6.82%	0.13%	-5.64%	4.43%	4.56%	12.13%	NA	NA

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

Boards of Directors

October 16, 2026

On the funding side of the balance sheet, asset size for Mutual Federal Bancorp was enabled by an 1.20% annualized increase in deposits, offset by a 10.95% decrease in borrowings over the time period examined. Comparatively, the slight asset growth for the Peer Group was funded by a 2.43% increase in deposits, offset in part by a decrease in borrowings. The dollar amount of decrease in borrowings was less given the smaller balance and proportion of borrowings on the balance sheet. As noted in the Original Appraisal, the Company’s post-conversion equity growth rate will initially be somewhat limited by maintenance of a higher pro forma equity position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for Mutual Federal Bancorp and the Peer Group, based on the Company’s earnings for the 12 months ended September 30, 2026 and for the Peer Group the most recent 12-month period available. Mutual Federal Bancorp reported minimal net income of $3,000, or 0.00% of average assets, while the Peer Group reported a median net income to average assets ratio of 0.55%. A higher net interest income ratio continued to represent an earnings advantage for the Company, which was offset by earnings advantages maintained by the Peer Group with respect to a higher level of non-interest income, a lower level of non-interest expense and a lower ratio of non-operating losses.. The Company’s yield/cost spread continued to exceed that of the Peer Group.

In terms of core earnings strength, updated expense coverage ratios posted by Mutual Federal Bancorp and the Peer Group equaled 1.02x and 1.27x respectively, as the Peer Group’s lower non-interest expense provided the advantage. The Peer Group reported a slightly lower ratio of interest income which was more than offset by the Peer Group’s lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.05% and 0.26% of the Company’s and the Peer Group’s average assets, respectively. Gains on the sale of residential mortgage loans had a minor impact on the Peer Group’s non-interest income. Accordingly, taking non-interest operating income into account, the Company’s updated efficiency ratio of 96.44% remained higher or less favorable than the Peer Group’s efficiency ratio of 73.04%.

Loan loss provisions were a somewhat higher, but still limited factor in the Peer Group’s updated earnings, as the Company reported no loan loss provisions while the Peer Group reported minimal net provisions of 0.05% of average assets.

As described earlier, Mutual Federal Bancorp incurred certain non-recurring audit related expenses during the most recent nine month period, which equaled $122,000, or 0.13% of average assets. As set forth in the Original Appraisal, typically such gains and losses are discounted in the valuation analyses as they are not considered part of core operations. As a result, the Company’s adjusted, or core earnings totaled $125,000, or 0.13% of average assets for the 12 months ended September 30, 2026. Extraordinary items remained a non-factor in the Company’s and the Peer Group's updated earnings.

Boards of Directors

October 16, 2026

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2026 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Mutual Federal Bancorp, Inc.		IL	0.00%	5.29%	-1.70%	3.59%	0.00%	3.59%	0.00%	0.05%	-3.51%	-0.13%	0.00%	0.00%	5.38%	2.16%	3.22%	7,397	0.00%
September 30, 2026

Comparable Group
Averages			0.56%	4.90%	1.58%	3.32%	0.01%	3.31%	0.01%	0.36%	2.84%	-0.13%	-0.02%	0.18%	5.24%	2.24%	3.00%	$7,728	21.44%
Medians			0.55%	5.01%	1.49%	3.43%	0.05%	3.33%	0.00%	0.26%	2.70%	0.00%	0.00%	0.13%	5.39%	2.15%	2.91%	$7,646	19.24%

Comparable Group
BVFL	BV Financial, Inc.	MD	1.44%	5.48%	1.33%	4.15%	-0.33%	4.48%	0.00%	0.29%	2.43%	-0.26%	0.00%	0.65%	5.90%	2.09%	3.81%	$8,601	31.16%
CLST	Catalyst Bancorp, Inc.	LA	0.71%	5.01%	1.45%	3.56%	-0.06%	3.61%	0.00%	0.49%	3.14%	-0.06%	0.00%	0.17%	5.39%	2.43%	2.96%	$5,853	19.24%
FBLA	FB Bancorp, Inc.	LA	-0.02%	5.40%	1.49%	3.91%	0.14%	3.77%	NA	NA	4.22%	0.05%	-0.25%	0.02%	6.05%	2.38%	3.67%	$5,840	8.32%
FDSB	Fifth District Bancorp, Inc.	LA	0.31%	4.25%	1.64%	2.61%	0.00%	2.61%	0.00%	0.17%	2.41%	0.00%	0.00%	0.07%	4.45%	2.13%	2.32%	$7,820	18.31%
HYNE	Hoyne Bancorp, Inc.	IL	0.05%	4.50%	1.06%	3.44%	0.11%	3.33%	0.00%	0.24%	3.16%	-0.40%	0.00%	-0.05%	4.88%	1.57%	3.31%	$7,383	NM
LSBK	Lake Shore Bancorp, Inc.	NY	1.15%	5.09%	1.46%	3.62%	-0.05%	3.68%	0.00%	0.43%	2.70%	0.01%	0.00%	0.25%	5.49%	2.15%	3.34%	$8,760	17.71%
MGYR	Magyar Bancorp, Inc.	NJ	1.13%	5.65%	2.21%	3.43%	0.07%	3.37%	0.11%	0.21%	2.08%	0.00%	0.00%	0.46%	5.86%	3.03%	2.83%	$10,582	28.87%
PROV	Provident Financial Holdings, Inc.	CA	0.55%	4.63%	1.62%	3.01%	-0.05%	3.06%	0.00%	0.26%	2.55%	0.03%	0.00%	0.25%	4.72%	1.94%	2.78%	$7,646	30.94%
RVSB	Riverview Bancorp, Inc.	WA	-0.26%	4.23%	1.42%	2.81%	0.08%	2.73%	0.00%	0.96%	3.28%	-0.76%	0.00%	-0.09%	4.50%	1.96%	2.54%	$5,944	NM
SRBK	SR Bancorp, Inc.	NJ	0.30%	4.43%	1.64%	2.79%	0.05%	2.74%	0.00%	0.20%	2.55%	0.00%	0.00%	0.09%	4.83%	2.26%	2.57%	$10,251	23.80%
TCBS	Texas Community Bancshares, Inc.	TX	0.76%	5.23%	2.03%	3.20%	0.20%	3.00%	NA	NA	2.78%	0.01%	0.00%	0.13%	5.59%	2.68%	2.91%	$6,326	14.58%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

Boards of Directors

October 16, 2026

The Company’s updated effective tax rate equaled 0.00%, based on the availability of federal and state tax loss carryforwards, versus an effective tax rate of 19.24% for the Peer Group median. As set forth in the prospectus, the Company’s effective marginal tax rate is assumed to equal 0.00%, based on the availability of federal and state tax loss carryforwards.

The Company’s updated credit quality measures generally imply a stable position in terms of credit risk exposure relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.95% and 1.10%, respectively, versus comparable measures of 0.39% and 0.41% (medians) for the Peer Group. All of the Company’s non-performing assets consist of non-accruing 1-4 family residential first position loans.

The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 143.89% and 148.70%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.58% for the Company versus a median 0.91% for the Peer Group. Net loan charge-offs were a higher factor for the Company than the Peer Group, although total net chargeoffs for the most recent nine months equaled a modest $42,000 for the Company.

3.       Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has trended lower. Strong earnings reports posted by Microsoft and Amazon, along with a joint effort by the U.S. and Japan to boost the yen, contributed to stocks rebounding at the end of July through the beginning of August. Following a somewhat trendless market through mid-August, major stock indexes generally retreated in the second half of August and the start of September with persistent tensions in the Middle East driving oil prices and Treasury yields higher. Stocks and bonds rallied ahead of the release of the August employment report, as markets reacted to statements by the Federal Reserve Chairman that he would support holding interest rates steady if August inflation data supported it. The downturn in the broader stock market resumed in the second week of September, as Treasury yields spiked higher following a strong jobs report for August and a jump in oil prices. Following a one-day rally to close out the second week of September, stocks trended lower ahead of the Federal Reserve’s mid-September meeting. Stocks mostly slumped at the conclusion of the Federal Reserve’s policy meeting, as investors reacted to the 0.25% rate hike and the 10-year Treasury yield settling above 5.0% for the first time since July 2007. The third week of September concluded with the DJIA closing lower for a third consecutive week and the NASDAQ finishing higher as tech shares rallied.

The DJIA continued to trend downward through the end of September as various issues weighed upon the index, including the future direction of interest rates, pending information on inflation, GDP growth and jobs creation. After reaching this low on September 30, 2026, the DJIA followed an upward trend through mid-October, as concerns about inflation, GDP growth, federal budget deficits and tariffs alternatively weighed in on the broader market. On October 16, 2026, the DJIA closed at 52002.41, or 3.85% lower since the date of the Original Appraisal and the NASDAQ closed at 26140.03, or 1.67% lower since the date of the Original Appraisal.

Boards of Directors

October 16, 2026

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2026 or the Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Mutual Federal Bancorp, Inc.		IL	0.00%	0.95%	1.10%	1.58%	143.89%	143.89%	$42	0.05%
September 30, 2026

Comparable Group
Averages			0.22%	0.69%	0.68%	0.92%	156.92%	111.35%	$337	0.05%
Medians			0.00%	0.39%	0.41%	0.91%	148.70%	106.80%	$23	0.00%

Comparable Group
BVFL	BV Financial, Inc.	MD	0.00%	0.55%	0.67%	0.87%	130.33%	130.33%	-$72	-0.01%
CLST	Catalyst Bancorp, Inc.	LA	0.00%	0.91%	1.52%	1.34%	88.39%	83.27%	$82	0.05%
FBLA	FB Bancorp, Inc.	LA	0.25%	1.44%	1.95%	0.91%	46.79%	38.55%	$1,651	0.21%
FDSB	Fifth District Bancorp, Inc.	LA	0.00%	0.19%	0.25%	0.42%	167.06%	167.06%	$0	0.00%
HYNE	Hoyne Bancorp, Inc.	IL	0.15%	0.39%	0.39%	1.03%	263.10%	159.48%	$0	0.00%
LSBK	Lake Shore Bancorp, Inc.	NY	0.01%	0.33%	0.42%	0.84%	202.17%	197.38%	$23	0.00%
MGYR	Magyar Bancorp, Inc.	NJ	0.00%	0.03%	0.03%	0.96%	NA	NA	$252	0.03%
PROV	Provident Financial Holdings, Inc.	CA	0.00%	0.04%	0.05%	0.56%	NA	NA	$0	0.00%
RVSB	Riverview Bancorp, Inc.	WA	0.00%	1.29%	1.74%	1.40%	80.71%	80.71%	$1,262	0.12%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.00%	0.00%	0.65%	NA	NA	-$1	0.00%
TCBS	Texas Community Bancshares, Inc.	TX	2.06%	2.37%	0.41%	1.13%	276.78%	34.04%	$512	0.17%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

Boards of Directors

October 16, 2026

The market for thrift stocks has also trended lower since the date of the Original Appraisal. Bank stocks participated in the end of July and early-August broader stock market rally, which was fueled by some strong earnings reports and the joint agreement between the U.S. and Japan to boost the yen. Data showing a slower pace of inflation contributed to bank shares edging higher through mid-August, which was followed by a selloff in Treasury bonds and rising oil prices fueling a downturn in bank stocks going into the second half of August. Bank shares traded in a narrow range for the balance of August and the beginning of September and then rallied along with the broader stock market prior to the release of the August employment report, as markets reacted favorably to comments by the Federal Reserve Chairman of potentially supporting no rate increase in September. The brief upturn in bank stocks was followed by bank shares trading lower following the Labor Day holiday, with soaring oil prices and the expected impact on inflation sending the 10-year Treasury yield to its highest level since October 2023. Bank shares continued to slide lower ahead of the mid-September meeting of the Federal Reserve, with stubbornly high inflation putting more pressure on the Federal Reserve to raise rates. The downturn in bank shares sharpened following the Federal Reserve’s first rate increase since 2023, as bank stocks underperformed the broader stock market with the higher interest rate environment adding uncertainty to the outlook for bank earnings. During the first half of October 2026, the banking industry recorded a trading showed little change, as perceived trends in inflation, interest rates and the future economic scenario provided various signals regarding future health of the industry. On October 16, 2026, the S&P U.S. BMI Banks Index closed at 260.15, a decrease of 9.3% from the date of the Original Appraisal.

Table 5 presents a comparative pricing analysis of the Peer Group and all publicly-traded thrifts, based on closing stock market prices as of August 4, 2026 and October 16, 2026. Since the date of the Original Appraisal, the updated pricing measures for the Peer Group indicated modest increases and decreases, notwithstanding the recent increase in market interest rates by the Federal Reserve and changing market conditions for banking industry stocks. Further, the publicly traded thrift industry recorded increases in the range of 1% to 5%, with the exception of the Market Capitalization and Price/Asssets ratio. Since the date of the Original Appraisal, the stock prices of eight of the 11 Peer Group companies common to both dates were higher as of October 16, 2026, with the average and median stock prices increasing by 0.8% and decreasing by 2.3% respectively.

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, four standard conversion offerings have been completed over the past 12 months, while three second-step offerings have been completed since October 2025. The average closing pro forma price/tangible book ratio of the four standard conversion offerings equaled 55.3% and the median proceeds of the four offerings was $20.2 million.

Boards of Directors

October 16, 2026

Table 5

Peer Group and Thrift Industry

Average Pricing Characteristics

	At Aug. 4,		At Oct. 16,		%
	2026		2026		Change
Peer Group (Medians)
Stock Price ($)	$17.40		$17.00	x	(2.30)%
Price/Earnings (x)(1)	15.58	x	15.20	x	(2.44)%
Price/Core Earnings (x)(1)	19.03		19.06		0.20
Price/Book (%)	89.03%		88.45%		(0.70)
Price/Tangible Book(%)	92.57		93.08		0.55
Price/Assets (%)	17.55		16.61		5.36
Mkt. Capitalization ($Mil)	$123.18		$128.07		3.97

All Publicly-Traded Thrifts (Medians)
Price/Earnings (x)	14.16	x	13.41	x	(5.30)%
Price/Core Earnings (x)	14.26		14.34		0.56
Price/Book (%)	98.91%		99.74%		0.84
Price/Tangible Book(%)	100.22		102.17		1.95
Price/Assets (%)	13.90		13.43		(3.38)
Mkt. Capitalization ($Mil)(1)	$210.38		$238.71		13.47

(1) Includes those companies with meaningful P/E multiples for both time periods indicated.

(2) Market capitalization change resulted from changes in publicly-traded universe due to acquisitions and charter changes.

Source: S&P Capital IQ.

The most recent second-step offerings completed were Rhinebeck Bancorp, Inc. of New York (“Rhinebeck”) and Columbia Financial, Inc. of New Jersey (“Columbia”), which were completed in July 2026 and Seneca Bancorp, Inc. of New York which was completed in October 2025. The most comparable offering was Seneca Bancorp, which closed just at the midpoint of its offering range, raising gross proceeds of $10.4 million at a fully-converted pro forma price/tangible book ratio of 58.6%. Seneca Bancorp’s stock price closed down 2.5% after its first month of trading and as of October 16, 2026, Seneca Bancorp’s stock price was up 29.1% from its IPO price. The Rhinebeck and Columbia offerings were much larger in offering size and the corresponding size of the converting institution. Rhinebeck’s offering closed at around the maximum of the offering range, raising gross proceeds of $88.8 million at a fully-converted pro forma price/tangible book ratio of 72.8%. Columbia’s offering closed at around the midpoint of the offering range, raising gross proceeds of $1.7 billion at a fully-converted pro forma price/tangible book ratio of 92.4%. Rhinebeck’s stock price closed up 27.0% after its first month of trading and as of October 16, 2026, Rhinebeck’s stock price was up 28.5% from its IPO price. Columbia’s stock price closed up 17.6% after its first month of trading and as of October 16, 2026, Columbia’s stock price was up 6.7% from its IPO price.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in Mutual Federal Bancorp’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock ranged from a low closing price of $2.15 on August 26, 2026 to a high closing price of $6.69 on September 2, 2026. As of October 16, 2026, the Company’s closing stock price was $5.53, which was higher that Mutual Federal Bancorp’s closing stock price of $2.00 as of the August 4, 2026 date of the Original Appraisal. However, because the Company’s common stock is highly illiquid and volatile in terms of the trading price, we did not place any material weight on the Company’s stock trading price in the valuation but utilized the traditional valuation methodologies defined herein.

Boards of Directors

October 16, 2026

Institutional Information Pre-Conversion Data Financial Info. Asset Quality % of Initial First After After Conversion Equity/ NPAs/ Res. Gross % % of Exp./ Public Off. Recog. Stk Mgmt.& Div. Core Core Core IPO Trading % First % First % Thru % Institution Date Ticker Assets Assets Assets Cov. Proc. Offer Mid. Proc. Form Inc. Fdn. ESOP Plans Option Dirs. Yield P/TB P/E P/A ROA TE/A ROE Price Day Chg Week(3) Chg Month(4) Chg 10/16/2026 Chg ($Mil) (%) (%) (%) ($Mil.) (%) (%) (%) (%) (%) (%) (%) (%)(1) (%) (%) (x) (%) (%) (%) (%) ($) ($) (%) ($) (%) ($) (%) ($) (%) Standard Conversions CSB Financial Inc., OH 7/30/26 CSBA-OTCQB $ 111 14.29% 0.09% 460% $ 13.8 100% 125% 11.6% C/S $100/1.96% 8.0% 4.0% 10.0% 6.5% 0.00% 53.5% 25.6x 11.6% 0.5% 21.6% 2.1% $10.00 $12.60 26.0% $12.65 26.5% $13.65 36.5% $13.70 37.0% PSB Financial, Inc., MT 5/22/26 PNSB-OTCQB $ 120 15.39% 0.71% 134% $ 17.2 100% 132% 9.3% N.A. N.A. 8.0% 4.0% 10.0% 6.1% 0.00% 53.7% NM 12.9% 0.1% 24.0% 0.4% $10.00 $10.50 5.0% $11.55 15.5% $11.15 11.5% $10.88 8.8% URSB Bancorp, Inc., NJ 3/27/26 URSB-OTCQB $ 353 5.42% 0.03% 1824% $ 23.1 100% 132% 7.4% C/S $200/0.86% 8.0% 4.0% 10.0% 3.0% 0.00% 62.0% 36.8x 6.3% 0.2% 10.1% 1.7% $10.00 $10.70 7.0% $11.48 14.8% $11.50 15.0% $12.90 29.0% Hoyne Bancorp, Inc., IL 12/4/25 HYNE-NASDAQ $ 453 19.61% 0.35% 328% $ 79.4 100% 132% 3.4% C/S $250/2.00% 8.0% 4.0% 10.0% 3.0% 0.00% 52.0% NM 15.6% NM 30.0% NM $10.00 $14.00 40.0% $13.75 37.5% $14.19 41.9% $16.83 68.3% Averages - Standard Conversions: $ 259 13.68% 0.30% 686% $ 33.4 100% 130% 7.9% N.A. N.A. 8.0% 4.0% 10.0% 4.6% 0.00% 55.3% 31.2x 11.6% 0.2% 21.4% 1.4% $10.00 $11.95 19.5% $12.36 23.6% $12.62 26.2% $13.58 35.8% Medians - Standard Conversions: $ 236 14.84% 0.22% 394% $ 20.2 100% 132% 8.3% N.A. N.A. 8.0% 4.0% 10.0% 4.5% 0.00% 53.6% 31.2x 12.2% 0.2% 22.8% 1.7% $10.00 $11.65 16.5% $12.10 21.0% $12.58 25.8% $13.30 33.0% Second Step Conversions Rhinebeck Bancorp, Inc.* 7/23/26 RKBK-NASDAQ $ 1,285 10.80% 0.27% 228% $ 88.8 57% 115% 3.5% N.A. N.A. 4.0% 4.0% 10.0% 1.0% 0.00% 72.8% 14.2x 11.5% 0.8% 15.8% 5.1% $10.00 $12.35 23.5% $12.48 24.8% $12.70 27.0% $12.85 28.5% Columbia Financial, Inc.* (6) 7/21/26 CLBK-NASDAQ $ 16,454 9.61% 0.43% 166% $ 1,672.4 73% 100% 2.3% N.A. N.A. 3.0% 2.5% 6.2% 0.3% 0.00% 92.4% 19.8x 15.0% 0.8% 16.5% 4.4% $10.00 $11.08 10.8% $10.99 9.9% $11.76 17.6% $10.67 6.7% Seneca Bancorp, Inc., NY* 10/15/25 SNNF-OTCQX $ 299 7.98% 0.30% 394% $ 10.4 58% 100% 15.1% N.A. N.A. 8.0% 4.0% 10.0% 6.1% 0.00% 58.6% 20.6x 5.8% 0.3% 10.0% 1.3% $10.00 $11.62 16.2% $10.15 1.5% $9.75 -2.5% $12.91 29.1% Averages - Second Step Conversions: $ 6,013 9.46% 0.33% 263% $ 590.5 63% 105% 7.0% N.A. N.A. 5.0% 3.5% 8.7% 2.5% 0.00% 74.6% 18.2x 10.8% 0.6% 14.1% 3.6% $10.00 $11.68 16.8% $11.21 12.1% $11.40 14.0% $12.14 21.4% Medians - Second Step Conversions: $ 1,285 9.61% 0.30% 228% $ 88.8 58% 100% 3.5% N.A. N.A. 4.0% 4.0% 10.0% 1.0% 0.00% 72.8% 19.8x 11.5% 0.8% 15.8% 4.4% $10.00 $11.62 16.2% $10.99 9.9% $11.76 17.6% $12.85 28.5% Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock. (1) As a percent of MHC offering for MHC transactions. (5) Mutual holding company pro forma data on full conversion basis. (2) Does not take into account the adoption of SOP 93-6. (6) Simultaneously completed acquisition of another financial institution. (3) Latest price if offering is less than one week old. (7) Simultaneously converted to a commercial bank charter. (4) Latest price if offering is more than one week but less than one month old. (8) Former credit union. Excluding Foundation Benefit Plans 10/16/2026 Char. Found. % Off Incl Fdn+Merger Shrs Pricing Ratios(2)(5) Financial Charac. Closing Price: Table 6 Pricing Characteristics and After-Market Trends Conversions Completed in Last 12 Months Offering Information Contribution to Insider Purchases Pro Forma Data Post-IPO Pricing Trends

Boards of Directors

October 16, 2026

Summary of Adjustments

In the Original Appraisal, we made the following adjustments as shown in Table 7 to Mutual Federal Bancorp’s pro forma value based upon our comparative analysis to the Peer Group:

Table 7

MFB Bancorp, Inc.

Valuation Adjustments

Previous Valuation
Key Valuation Parameters:	Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Moderate Downward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant a slight downward adjustment based on the Company’s asset/liability composition, pro forma capital position and pro forma IEA/IBL ratio. A moderate downward valuation adjustment remained appropriate for earnings, as the Company’s trailing 12 months reported and core earnings declined from that shown in the Original Appraisal. A moderate downward adjustment remained appropriate for the Company’s asset growth, based on the continued slight asset shrinkage in the most recent quarter, the Company’s smaller presence in the market area, including a single office location and more limited resources.

The general market for financial stocks was somewhat lower since the date of the Original Appraisal, with the S&P BMI Banks Index decreasing by 9.3% compared to a decrease of 3.85% in the DJIA and a 1.67% decrease in the NASDAQ. As shown in Table 5, the updated pricing measures for all publicly-traded thrifts generally showed modest changes compared to the decrease in the S&P BMI Banks Index, while the updated pricing measures for the Peer Group companies also indicated modest changes compared to the industry as a whole since the date of the Original Appraisal, with this trading information taking into account recent changes in market interest rates by the Federal Reserve. Mutual Federal Bancorp’s stock price has remained relatively stable since being relisted in late August 2026 and the $5.53 closing price on September 26, 2025 indicated a valuation of somewhat above the supermaximum of the offering range as set forth in the Original Appraisal. However, because the Company’s common stock is highly illiquid and volatile in terms of the trading price, we did not place any material weight on the Company’s stock trading price in the valuation but utilized the traditional valuation methodologies defined herein.

Boards of Directors

October 16, 2026

On balance, taking into account the foregoing factors, RP Financial concluded that the valuation conclusion as presented in the Original Appraisal of a fully-converted market value of $11.5 million remains appropriate. This value reflects the total gross proceeds to be raised through the sale of the 78.52% ownership interest held by the MHC, $9.0 million, which is unchanged from the Original Appraisal, along with the value of the common shares exchanged for the existing minority shareholder base ($2.5 million). The MHC ownership percentage includes the impact of the net MHC assets and certain waived dividends on the public shareholders’ ownership interest at the proposed valuation, as was also included in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing MFB Bancorp’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. We also considered the trading price of the company's stock at October 16, 2026 of $5.53. While this was not considered as a valuation approach, we evaluated the trading price against the 0.3313 exchange ratio resulting from our valuation conclusion.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated as appropriate in this Update.

Consistent with the Original Appraisal, this Update continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this Update incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have reviewed and taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity, along with certain waived dividends. At September 30, 2026, the MHC had net assets of $358,000. We thus adjusted the minority ownership percentage downward to reflect the value of these MHC funds to the mutual ownership. We further adjusted the minority ownership percentage for $305,498 of previously waived dividends to the MHC. For purposes of the Company’s updated pro forma valuation, the public shareholders’ ownership interest utilized in this Update was 21.48% and the MHCs ownership interest was 78.52%.

Boards of Directors

October 16, 2026

1.       Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. As detailed earlier, the Company reported net income of $3,000 for the 12 months ended September 30, 2026. In deriving Mutual Federal Bancorp’s core earnings, we made one adjustment to reported earnings over the most recent 12 month period, consisting of the elimination of certain additional accounting fees that are deemed to be non-recurring in the amount of $122,000. Based on a zero percent effective tax rate, the Company’s core earnings were determined to equal $125,000 for the 12 months ended September 30, 2026.

From an earnings standpoint, the low level of reported earnings for the year ended September 30, 2026 resulted in “not meaningful” reported earnings valuation multiples. The Company’s core P/E multiple at the $11.5 million midpoint value equaled 54.49x, indicating a premium of 176.84% relative to the Peer Group’s average core earnings multiple 19.68x (see Table 4.3). (versus a premium of 130.74% at the midpoint of the valuation range relative to the Peer Group’s average core P/E multiple as indicated in the Original Appraisal). In comparison to the Peer Group’s median core earnings multiple of 17.36x, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 213.82%. The Company’s pro forma P/E ratios based on core earnings at the minimum and the super maximum equaled 51.73x and 58.82x, respectively. (versus a premium of 138.77% at the midpoint of the valuation range relative to the Peer Group’s median core P/E multiple as indicated in the Original Appraisal). See Table 8 for additional details.

2.       Price-to-Book Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $11.5 million updated midpoint valuation, the Company’s P/B and P/TB ratios both equaled 50.15%. In comparison to the average P/B and P/TB ratios for the Peer Group of 88.40% and 92.19%, respectively, the Company’s ratios reflected discounts of 43.27% on a P/B basis and 45.60% on a P/TB basis (versus discounts of 42.42% and 44.89% from the Peer Group’s average P/B and P/TB ratios at the midpoint of the offering range as indicated in the Original Appraisal). In comparison to the Peer Group’s median P/B and P/TB ratios of 88.45% and 93.08%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 43.30% on a P/B basis and 46.12% on a P/TB basis (versus discounts of 43.53% and 45.69% from the Peer Group’s median P/B and P/TB ratios at the midpoint of the offering range as indicated in the Original Appraisal). See Table 8 for more details.

Boards of Directors

October 16, 2026

Core Book Price/ Market 12 Month Value/ Amount/ Payout Total Equity/ Tang. Eq./ NPAs/ Exchange 2nd Step Share(1) Value EPS(2) Share P/E P/B P/A P/TB P/Core Share Yield Ratio Assets Assets T. Assets Assets ROAA ROAE ROAA ROAE Ratio Proceeds ($) ($Mil) ($) ($) (x) (%) (%) (%) (x) ($) (%) (%) ($Mil) (%) (%) (%) (%) (%) (%) (%) (X) ($Mil) MFB Bancorp, Inc. IL Supermaximum $10.00 $15.16 $0.17 $16.76 NM 59.67% 14.44% 59.67% 58.82x $0.00 0.00% 0.00% $105 24.21% 24.21% 0.87% 0.13% 0.53% 0.25% 1.01% 0.4381x $11.90 Maximum $10.00 $13.18 $0.18 $18.24 NM 54.82% 12.73% 54.82% 56.72x $0.00 0.00% 0.00% $104 23.21% 23.21% 0.88% 0.11% 0.46% 0.22% 0.97% 0.3809x $10.35 Midpoint $10.00 $11.46 $0.18 $19.94 NM 50.15% 11.19% 50.15% 54.49x $0.00 0.00% 0.00% $102 22.32% 22.32% 0.89% 0.09% 0.39% 0.21% 0.92% 0.3313x $9.00 Minimum $10.00 $9.74 $0.19 $22.24 NM 44.96% 9.63% 44.96% 51.73x $0.00 0.00% 0.00% $101 21.41% 21.41% 0.91% 0.07% 0.31% 0.19% 0.87% 0.2816x $7.65 All Non-MHC Public Thrifts (6) Averages $33.33 $797.88 $421.53 $2,360.37 13.94 100.25% 13.62% 111.24% 15.32 $0.42 1.46% 37.52% $7,381 14.08% 13.43% 0.59% 0.76% 6.30% 0.87% 7.07% Medians $18.46 $238.71 $1.29 $20.15 13.41 99.74% 13.43% 102.17% 14.34 $0.24 1.09% 30.47% $2,061 11.97% 10.76% 0.47% 0.76% 6.72% 0.85% 6.77% All Non-MHC State of IL (6) Averages $16.83 $136.27 NA $19.90 NA 84.57% 28.39% 84.59% NA $0.00 0.00% 0.00% $480 33.57% 33.57% 0.46% 0.05% 0.19% 0.40% 1.39% Medians $16.83 $136.27 NA $19.90 NA 84.57% 28.39% 84.59% NA $0.00 0.00% 0.00% $480 33.57% 33.57% 0.46% 0.05% 0.19% 0.40% 1.39% Conversion Appraisal Peer Group Averages $16.95 $125.25 $0.88 $19.24 17.26 88.40% 16.10% 92.19% 19.68 $0.18 1.07% 29.53% $864 19.09% 18.64% 0.43% 0.56% 3.45% 0.69% 4.28% Medians $17.00 $128.07 $0.78 $19.90 15.19 88.45% 16.61% 93.08% 17.36 $0.13 1.30% 26.26% $878 19.65% 19.49% 0.39% 0.55% 2.48% 0.52% 3.23% Conversion Appraisal Peer Group BVFL BV Financial, Inc. MD $21.67 $170.19 $1.76 $21.50 14.26x 100.78% 19.39% 109.76% 12.31x $0.13 0.60% NA $878 20.87% 19.49% 0.39% 1.44% 7.05% 1.66% 8.14% CLST Catalyst Bancorp, Inc. LA $16.99 $68.74 $0.59 $20.46 30.89x 83.05% 23.70% 83.05% 28.87x $0.00 0.00% NA $290 28.46% 28.46% 0.75% 0.71% 2.48% 0.76% 2.65% FBLA FB Bancorp, Inc. LA $16.44 $238.71 $0.13 $17.66 NM 93.08% 19.48% 93.08% NM $0.00 0.00% NA $1,226 23.16% 23.16% 1.37% -0.02% -0.09% 0.18% 0.73% FDSB Fifth District Bancorp, Inc. LA $16.88 $88.38 $0.34 $24.64 NM 68.51% 16.61% 68.51% NM $0.00 0.00% NA $532 24.24% 24.24% 0.07% 0.31% 1.27% 0.31% 1.27% HYNE Hoyne Bancorp, Inc. IL $16.83 $136.27 NA $19.90 NA 84.57% 28.39% 84.59% NA $0.00 0.00% 0.00% $480 33.57% 33.57% 0.46% 0.05% 0.19% 0.40% 1.39% LSBK Lake Shore Bancorp, Inc. NY $18.23 $134.17 $1.12 $18.41 16.13x 99.03% 18.21% 99.03% 16.21x $0.36 1.97% 31.86% $737 19.65% 19.65% 0.20% 1.15% 6.03% 1.14% 6.00% MGYR Magyar Bancorp, Inc. NJ $19.84 $128.07 $1.87 $19.61 10.61x 101.17% 12.22% 101.63% 10.61x $0.40 2.02% 20.32% $1,049 12.08% 12.03% 0.03% 1.13% 9.78% 1.13% 9.78% PROV Provident Financial Holdings, Inc. CA $18.15 $113.15 $0.98 $20.15 17.62x 90.07% 9.37% 90.07% 18.52x $0.56 3.09% 54.37% $1,208 10.45% 10.45% 0.04% 0.55% 5.17% 0.52% 4.92% RVSB Riverview Bancorp, Inc. WA $5.99 $119.52 $0.25 $7.20 NM 83.14% 8.13% 102.23% 24.13x $0.08 1.34% NA $1,471 9.87% 8.18% 0.59% -0.26% -2.42% 0.35% 3.23% SRBK SR Bancorp, Inc. NJ $18.46 $134.83 $0.56 $22.91 NM 80.57% 11.31% 93.74% 32.84x $0.24 1.30% 50.00% $1,192 15.25% 13.39% NA 0.30% 1.74% 0.38% 2.22% TCBS Texas Community Bancshares, Inc. TX $17.00 $45.75 $1.22 $19.22 14.05x 88.45% 10.30% 88.45% 13.98x $0.24 1.41% 20.66% $444 12.43% 12.43% NA 0.76% 6.72% 0.77% 6.76% (1) Closing price at date indicated, market value equal to public (minority shares) times current stock price. (2) Core earnings reflect net income less non-recurring items (3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x. (4) Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings. (5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances. (6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics. (7) Current Quarter is June 30, 2026, footnote reflects data as of March 31, 2026, or most recent date Source: S&P Capital IQ and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Capitalization Dividends(4) Financial Characteristics(6) Pricing Ratios(3) Reported (5) Core (5) Table 8 Public Market Pricing Versus Peer Group MFB Bancorp, Inc. As of October 16, 2026 Market Per Share Data

Boards of Directors

October 16, 2026

At the super maximum of the range, the Company’s P/B and P/TB ratios both equaled 59.67%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 29.44% and 29.46%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the super maximum of the range reflected discounts of 32.54% and 35.89%,respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s valuation P/E multiples.

3.       Price-to-Assets Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.

At the $11.5 million midpoint of the valuation range, the Company’s updated value equaled 11.19% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 16.10%, which implies a discount of 30.49% has been applied to the Company’s pro forma P/A ratio versus a discount of 32.57% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 16.61%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 32.62% (versus a discount of 36.45% at the midpoint valuation in the Original Appraisal).

Comparison to Recent Offerings

As discussed previously, the most recent three second-step offerings were completed since October 2025, with the Seneca Bancorp, Inc. second step offering the most comparable transaction to Mutual Federal Bancorp’s conversion. In comparison to the 58.6% closing pro forma P/TB ratio of Seneca Bancorp second-step offering, the Company’s pro forma P/TB ratio of 50.15% at the proposed midpoint valuation reflects an implied discount of 14.4%.

Valuation Conclusion

Based on the foregoing, it is our opinion, as of October 16, 2026, , the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was unchanged from the Original Appraisal, equal to $11,462,080 at the midpoint, or 1,146,208 shares at a per share value of $10.00. Along with updated financial information for Mutual Federal Bancorp and the Peer Group, this valuation conclusion incorporates the recent changes in market interest rates and changes in banking industry market conditions. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown in Table 10 below. The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 9, and the valuation assumptions are detailed in Exhibit 2. The pro forma calculations for the proposed offering range are detailed in Exhibit 3.

Boards of Directors

October 16, 2026

Table 9

MFB Bancorp, Inc.

Second Step Offering Information

			Exchange Shares
	Total	Offering	Issued to Public	Exchange
	Shares	Shares	Shareholders	Ratio
Shares (1)
Maximum, As Adjusted	1,515,860	1,190,250	325,610	0.4381
Maximum	1,318,139	1,035,000	283,139	0.3809
Midpoint	1,146,208	900,000	246,208	0.3313
Minimum	974,277	765,000	209,277	0.2816

Distribution of Shares (2)
Maximum, As Adjusted	100.00%	78.52%	21.48%
Maximum	100.00%	78.52%	21.48%
Midpoint	100.00%	78.52%	21.48%
Minimum	100.00%	78.52%	21.48%

Aggregate Market Value at $10.00 Per Share
Maximum, As Adjusted	15,158,600	11,902,500	3,256,100
Maximum	13,181,390	10,350,000	2,831,390
Midpoint	11,462,080	9,000,000	2,462,080
Minimum	9,742,770	7,650,000	2,092,770

(1) Based on a $10.00 per share offering price.

(2) Ownership ratios adjusted for dilution from MHC assets/equity.

Boards of Directors

October 16, 2026

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, the Bank and MFDB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.3313 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.2816 at the minimum, 0.3809 at the maximum and 0.4381 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Managing Director

James J. Oren
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description
1	Thrift Industry Stock Prices: As of October 16, 2026
2	Pro Forma Analysis Sheet
3	Pro Forma Effect of Conversion Proceeds
4	Firm Qualifications Statement

EXHIBIT 1

Thrift Industry Stock Prices

As of October 16, 2026

RP® Financial, LC.

 Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of October 16, 2026

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (33)
	Average	33.33	35,456	796.8	37.68	25.66	33.33	0.08	32.25	17.48	304.62	421.53	2360.37	2509.72	246.27
	Median	18.46	8,895	238.7	20.50	14.52	18.46	0.24	27.13	17.28	1.20	1.29	20.15	19.69	163.23

Financial Institutions, Fully Converted, Not Under Acquisition (33)
BYFC	Broadway Financial Corporation	11.37	8,872	65.7	12.35	5.51	11.37	-0.61	62.20	53.65	-2.75	-0.54	12.11	11.97	176.24
BVFL	BV Financial, Inc.	21.67	7,854	170.2	22.17	14.60	21.67	2.02	48.12	19.46	1.52	1.76	21.50	19.74	111.79
CLST	Catalyst Bancorp, Inc.	16.99	4,028	68.7	20.50	13.24	16.99	1.13	27.74	7.87	0.55	0.59	20.46	20.46	72.00
CPBI	Central Plains Bancshares, Inc.	20.00	3,888	77.8	21.83	15.56	20.00	0.00	25.08	18.20	1.18	1.18	21.59	NA	144.65
ECBK	ECB Bancorp, Inc.	19.65	8,738	171.7	21.78	14.83	19.65	-6.96	32.50	13.00	1.37	1.37	20.56	20.56	191.30
FBLA	FB Bancorp, Inc.	16.44	14,520	238.7	17.36	11.66	16.44	-1.97	39.80	27.94	0.10	0.13	17.66	17.66	84.41
FDSB	Fifth District Bancorp, Inc.	16.88	5,236	88.4	18.69	13.00	16.88	-2.54	26.35	12.53	0.34	0.34	24.64	24.64	101.63
FSBW	FS Bancorp, Inc.	44.85	7,329	328.7	45.85	36.66	44.85	1.70	19.95	8.94	4.34	4.62	42.96	41.26	433.77
HFBL	Home Federal Bancorp, Inc. of Louisiana	24.12	2,978	71.8	28.00	14.00	24.12	-0.17	70.10	34.00	2.02	2.08	19.31	18.11	216.02
HYNE	Hoyne Bancorp, Inc.	16.83	8,097	136.3	16.86	13.35	16.83	0.24	20.21	16.15	NA	NA	19.90	19.90	59.28
NECB	Northeast Community Bancorp, Inc.	27.63	12,343	341.1	28.94	19.27	27.63	2.33	41.11	22.20	3.12	3.12	26.33	26.33	171.36
RBKB	Rhinebeck Bancorp, Inc.	12.85	15,363	197.4	13.29	6.73	12.85	-0.08	73.88	49.43	0.64	0.65	8.93	8.78	95.69
SRBK	SR Bancorp, Inc.	18.46	7,304	134.8	20.95	14.33	18.46	2.87	27.13	17.28	0.44	0.56	22.91	19.69	163.23
TCBS	Texas Community Bancshares, Inc.	17.00	2,691	45.7	20.00	15.72	17.00	0.00	6.25	-5.40	1.21	1.22	19.22	19.22	165.12
FNWB	First Northwest Bancorp	9.52	8,895	84.7	12.52	7.76	9.52	-3.15	22.68	1.49	0.16	0.19	16.66	16.55	238.89
HIFS	Hingham Institution for Savings	293.48	2,200	645.7	338.00	248.53	293.48	1.79	15.80	3.35	27.89	19.81	235.93	235.93	2082.10
LSBK	Lake Shore Bancorp, Inc.	18.23	7,360	134.2	19.09	12.50	18.23	-0.11	44.57	24.35	1.13	1.12	18.41	18.41	100.09
MGYR	Magyar Bancorp, Inc.	19.84	6,455	128.1	20.00	16.03	19.84	4.64	17.19	14.81	1.87	1.87	19.61	19.52	162.42
TSBK	Timberland Bancorp, Inc.	45.54	7,776	354.1	49.38	30.93	45.54	1.61	45.63	27.21	3.99	3.90	35.16	33.19	265.04
CFFN	Capitol Federal Financial, Inc.	8.17	123,037	1,005.2	9.26	5.97	8.17	-2.62	35.49	19.97	0.65	0.65	8.11	NA	78.53
KRNY	Kearny Financial Corp.	8.97	63,173	566.7	10.24	6.23	8.97	-1.10	38.00	21.05	0.57	0.57	11.84	10.07	121.61
PROV	Provident Financial Holdings, Inc.	18.15	6,234	113.1	18.99	14.95	18.15	-0.60	16.27	14.08	1.03	0.98	20.15	20.15	193.80
RVSB	Riverview Bancorp, Inc.	5.99	19,953	119.5	6.22	4.88	5.99	0.34	19.32	19.32	-0.19	0.25	7.20	5.86	73.72
TRST	TrustCo Bank Corp NY	54.31	17,028	924.8	59.28	34.31	54.31	1.34	56.74	31.41	3.60	3.56	38.53	38.49	383.19
WSBF	Waterstone Financial, Inc.	19.91	17,975	357.9	21.66	14.52	19.91	2.21	36.18	20.30	1.72	1.72	19.53	19.50	125.33
WNEB	Western New England Bancorp, Inc.	13.57	20,011	268.9	15.01	10.78	13.57	0.44	24.61	7.53	0.84	0.84	12.39	11.72	136.54
WSFS	WSFS Financial Corporation	76.35	51,091	3,900.8	82.94	49.92	76.35	1.27	51.64	38.22	5.98	6.35	52.97	34.32	443.41
ASBH	American Savings Bank, National Association	18.14	64,998	1,179.1	19.26	16.54	18.14	1.74	6.71	6.71	9671.33	13415.11	76943.44	76943.44	139.22
AVBC	Avidia Bancorp, Inc.	21.96	18,485	405.9	22.90	14.31	21.96	0.32	52.82	30.64	0.95	1.49	19.40	18.81	150.40
AX	Axos Financial, Inc.	88.14	56,735	5,000.6	105.74	74.89	88.14	-0.34	16.43	2.30	8.48	8.83	55.81	51.42	528.10
FLG	Flagstar Bank, National Association	11.08	415,093	4,599.2	15.44	10.57	11.08	-2.12	-0.54	-11.99	0.03	0.35	18.31	17.51	211.31
PFS	Provident Financial Services, Inc.	22.23	130,423	2,899.3	25.49	17.69	22.23	0.63	24.33	12.56	2.40	2.62	22.29	16.43	196.77
TFIN	Triumph Financial, Inc.	61.52	23,895	1,470.0	83.52	47.00	61.52	-1.62	19.95	-1.77	1.48	1.68	38.43	21.76	309.85

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	9.13	12,418	113.4	9.55	8.10	9.13	0.55	3.63	8.05	0.21	0.21	11.12	11.11	70.46
GCBC	Greene County Bancorp, Inc.	34.48	17,025	587.0	36.33	21.25	34.48	2.47	60.07	55.11	2.41	2.48	16.32	16.32	186.98
PBFS	Pioneer Bancorp, Inc.	17.58	24,205	425.5	19.91	12.64	17.58	1.03	35.13	30.42	0.69	0.86	13.22	11.65	97.65
WSBK	Winchester Bancorp, Inc.	12.92	9,295	120.1	13.39	9.46	12.92	0.08	34.58	23.64	0.49	0.52	12.96	12.96	117.90
KFFB	Kentucky First Federal Bancorp	5.40	8,087	43.7	6.46	3.32	5.40	-6.09	47.95	16.13	0.24	0.24	6.22	6.22	44.81
CLBK	Columbia Financial, Inc.	10.67	269,545	2,876.0	12.00	6.21	10.67	-1.20	70.47	51.06	0.26	0.28	5.23	NA	45.16
TFSL	TFS Financial Corporation	16.33	278,926	4,554.9	19.49	12.54	16.33	1.62	28.89	22.05	0.36	0.36	6.98	6.95	64.80

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Capital IQ and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B

Weekly Bank and Thrift Market Line - Part Two

Prices As of October 16, 2026

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (578)
	Average	14.08	13.43	0.76	6.30	0.87	7.07	0.59	223.01	13.94	100.25	13.64	111.24	15.32	0.42	1.44	37.52
	Median	11.97	10.76	0.76	6.72	0.85	6.77	0.47	199.18	13.41	99.74	13.66	102.17	14.34	0.24	1.10	30.47

Financial Institutions, Fully Converted, Not Under Acquisition (578)
BYFC	Broadway Financial Corporation	16.79	16.72	-1.49	-7.63	-0.11	-0.57	NA	96.74	NM	93.89	7.46	95.00	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	20.87	19.49	1.44	7.05	1.66	8.14	0.39	182.07	14.26	100.78	21.03	109.76	12.31	0.13	0.00	NM
CLST	Catalyst Bancorp, Inc.	28.46	28.46	0.71	2.48	0.76	2.65	0.75	100.46	30.89	83.05	23.63	83.05	28.87	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	16.05	NA	0.85	5.64	0.85	5.64	0.07	NM	16.95	92.62	14.87	NA	16.95	0.00	0.00	NM
ECBK	ECB Bancorp, Inc.	10.76	10.76	0.72	6.58	0.72	6.58	NA	703.64	14.34	95.55	10.28	95.55	14.34	0.00	0.00	NM
FBLA	FB Bancorp, Inc.	23.16	23.16	-0.02	-0.09	0.18	0.73	1.37	49.63	NM	93.08	21.55	93.08	NM	0.00	0.00	NM
FDSB	Fifth District Bancorp, Inc.	24.24	24.24	0.31	1.27	0.31	1.27	0.07	495.34	NM	68.51	16.61	68.51	NM	0.00	0.00	NM
FSBW	FS Bancorp, Inc.	10.03	9.67	1.05	10.67	1.11	11.35	0.49	199.18	10.33	104.39	10.47	108.70	9.70	1.16	2.60	26.50
HFBL	Home Federal Bancorp, Inc. of Louisiana	9.13	8.61	0.99	10.70	1.02	11.03	0.50	190.71	11.94	124.89	11.41	133.20	11.58	0.60	2.49	27.48
HYNE	Hoyne Bancorp, Inc.	33.57	33.57	0.05	0.19	0.40	1.39	0.46	201.92	NA	84.57	28.39	84.59	NA	0.00	0.00	0.00
NECB	Northeast Community Bancorp, Inc.	17.14	17.14	2.10	12.00	2.10	12.01	NA	NM	8.86	104.95	17.99	104.95	8.85	1.00	3.62	28.85
RBKB	Rhinebeck Bancorp, Inc.	9.50	9.35	0.76	7.27	0.76	7.29	NA	227.13	19.96	143.86	13.66	146.29	19.89	0.00	0.00	NM
SRBK	SR Bancorp, Inc.	15.25	13.39	0.30	1.74	0.38	2.22	NA	NM	NM	80.57	12.29	93.74	32.84	0.24	1.30	50.00
TCBS	Texas Community Bancshares, Inc.	12.43	12.43	0.76	6.72	0.77	6.76	NA	276.78	14.05	88.45	10.99	88.45	13.98	0.24	1.39	20.66
FNWB	First Northwest Bancorp	7.45	7.40	0.07	0.96	0.08	1.06	1.05	78.68	NM	57.15	4.26	57.54	NM	0.00	0.00	NM
HIFS	Hingham Institution for Savings	11.33	11.33	1.36	12.45	0.97	8.84	NA	NA	10.52	124.39	14.10	124.39	14.81	2.52	0.86	8.63
LSBK	Lake Shore Bancorp, Inc.	19.65	19.65	1.15	6.03	1.14	6.00	0.20	331.96	16.13	99.03	19.46	99.03	16.21	0.36	1.99	31.86
MGYR	Magyar Bancorp, Inc.	12.08	12.03	1.13	9.78	1.13	9.78	0.03	NM	10.61	101.17	12.22	101.63	10.61	0.40	2.01	20.32
TSBK	Timberland Bancorp, Inc.	13.26	12.61	1.56	11.85	1.52	11.57	0.43	224.98	11.41	129.51	17.17	137.19	11.69	1.20	2.64	29.07
CFFN	Capitol Federal Financial, Inc.	10.57	NA	0.85	7.95	0.85	7.95	0.53	50.90	12.57	100.68	10.64	102.65	12.58	0.34	4.13	58.46
KRNY	Kearny Financial Corp.	9.98	8.62	0.48	4.80	0.48	4.78	0.70	94.99	15.74	75.74	7.56	89.05	15.81	0.44	4.88	77.19
PROV	Provident Financial Holdings, Inc.	10.45	10.45	0.55	5.17	0.52	4.92	0.04	NM	17.62	90.07	9.41	90.07	18.52	0.56	3.09	54.37
RVSB	Riverview Bancorp, Inc.	9.87	8.18	-0.26	-2.42	0.35	3.23	0.59	175.49	NM	83.14	8.21	102.23	24.13	0.08	1.34	NM
TRST	TrustCo Bank Corp NY	10.05	10.05	1.01	9.53	1.00	9.44	0.35	248.63	15.09	140.97	14.17	141.09	15.25	1.60	2.95	42.78
WSBF	Waterstone Financial, Inc.	15.59	15.56	1.35	8.60	1.35	8.60	0.30	273.62	11.58	101.92	15.89	102.12	11.58	0.68	3.42	38.37
WNEB	Western New England Bancorp, Inc.	9.09	8.64	0.61	6.81	0.61	6.77	0.28	260.15	16.15	109.56	9.96	115.80	16.25	0.28	2.06	33.33
WSFS	WSFS Financial Corporation	11.97	8.08	1.47	11.76	1.57	12.44	0.36	259.65	12.77	144.15	17.31	222.46	12.02	0.80	1.05	12.37
ASBH	American Savings Bank, National Association	7.65	7.65	0.98	13.11	1.36	18.19	0.09	731.60	0.00	0.02	0.00	0.02	0.00	0.00	0.00	NM
AVBC	Avidia Bancorp, Inc.	14.01	13.64	0.63	4.81	0.98	7.49	0.61	141.46	23.12	113.18	15.86	116.76	14.75	0.24	1.10	16.84
AX	Axos Financial, Inc.	10.57	9.82	1.76	16.32	1.84	17.00	0.53	221.07	10.39	157.92	16.69	171.42	9.98	0.00	0.00	NM
FLG	Flagstar Bank, National Association	9.28	8.93	0.05	0.59	0.20	2.23	3.21	30.98	NM	60.50	5.30	63.26	31.76	0.04	0.36	133.33
PFS	Provident Financial Services, Inc.	11.33	8.61	1.26	11.05	1.37	12.08	0.54	134.90	9.26	99.74	11.30	135.29	8.47	0.96	4.32	40.00
TFIN	Triumph Financial, Inc.	13.01	8.07	0.58	4.09	0.65	4.56	1.28	38.65	NM	160.08	19.98	282.67	NM	0.00	0.00	NM

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	16.22	16.22	0.29	1.84	0.29	1.86	3.17	9.29	NM	82.13	13.33	82.18	NM	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	8.73	8.73	1.35	15.91	1.39	16.37	0.12	555.36	14.31	211.29	18.44	211.29	13.91	0.44	1.28	17.01
PBFS	Pioneer Bancorp, Inc.	13.89	12.45	0.77	5.25	0.96	6.54	0.40	308.30	25.48	133.01	18.48	150.84	20.52	0.00	0.00	NM
WSBK	Winchester Bancorp, Inc.	11.00	11.00	0.43	3.74	0.46	3.95	0.15	300.82	26.37	99.65	10.96	99.65	24.96	0.00	0.00	NM
KFFB	Kentucky First Federal Bancorp	13.88	13.88	0.51	3.88	0.51	3.88	0.65	99.08	22.50	86.83	12.05	86.83	22.50	0.20	3.70	20.83
CLBK	Columbia Financial, Inc.	9.83	NA	0.53	5.03	0.57	5.39	0.40	165.31	NM	204.20	20.07	NA	NM	0.20	1.85	19.30
TFSL	TFS Financial Corporation	10.83	10.78	0.58	5.28	0.58	5.28	0.23	182.59	NM	233.96	25.34	235.13	NM	1.27	7.78	323.61

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

(9)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Capital IQ and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

MFB Bancorp, Inc.

Prices as of October 16, 2026

					Peer Group				All Public
Valuation Midpoint Pricing Multiples		Symbol	Subject at Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	NM		17.26	x	15.19	x	13.94	x	13.41	x
Price-core earnings multiple	=	P/CE	54.49	x	19.68	x	17.36	x	15.32	x	14.34	x
Price-book ratio	=	P/B	50.15%		88.40%		88.45%		100.25%		99.74%
Price-tangible book ratio	=	P/TB	50.15%		92.19%		93.08%		111.24%		102.17%
Price-assets ratio	=	P/A	11.19%		16.10%		16.61%		13.62%		13.43%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$15,513	(12 Mths 9/26)	ESOP Stock Purchases (E)	8.00%
Pre-Conv. Core Earnings (YC)	$137,513	(12 Mths 9/26)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$16,699,470	9/2026	ESOP Amortization (T)	25.00	Years
Intangible Assets	$0	9/2026	RRP Programs as % of Offering (M)	4.00%
Pre-Conv. Tang. Book Value (TB)	$16,699,470	9/2026	RRP Programs Vesting (N)	5.00	Years
Pre-Conversion Assets (A)	$96,237,668	9/2026	Fixed Expenses	$1,765,000
Reinvest Rate(6/2026 5Yr Treas)	4.19%		Variable Expenses (@Midpoint)	0.00%
Tax rate (TAX)	0.00%		Percentage Sold (PCT)	78.5198%
After Tax Reinvest. Rate (R)	4.19%		MHC Cash (Assets)	$76,668
Est. Conv. Expenses (1)(X)	19.61%		MHC Net Assets (Equity )	$358,470
Insider Purchases	$0		Options as % of Offering (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	46.80%
Foundation Cash Contrib. (FC)	0.00%		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contrib. (FS)	0.00%	Shares	% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$0

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	NM
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/E * (Y)	V=	$11,462,080
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$11,462,080
	1 - P/B * PCT * (1-X-E-M-FC-FS)

4. V=	P/TB * (TB+Z)	V=	$11,462,080
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

5. V=	P/A * (A+Z)	V=	$11,462,080
	1 - P/A * PCT * (1-X-E-M-FC-FS)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Supermaximum	1,190,250	325,610	1,515,860	0	1,515,860	0.4381
Maximum	1,035,000	283,139	1,318,139	0	1,318,139	0.3809
Valuation	900,000	246,208	1,146,208	0	1,146,208	0.3313
Minimum	765,000	209,277	974,277	0	974,277	0.2816

Market Value
		2nd Step	Full
	2nd Step	Exchange	Conversion	Foundation	Total Market
Conclusion	Offering Value	Shares Value	Value	Value	Capitalization
Supermaximum	$11,902,500	$3,256,100	$15,158,600	$0	$15,158,600
Maximum	10,350,000	2,831,390	13,181,390	0	13,181,390
Valuation	9,000,000	2,462,080	11,462,080	0	11,462,080
Minimum	7,650,000	2,092,770	9,742,770	0	9,742,770

(1) Estimated offering expenses at the valuation conclusion.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

MFB Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$9,742,770
	Exchange Ratio	0.2816

	2nd Step Offering Proceeds	$7,650,000
	Less: Estimated Offering Expenses	1,765,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$5,885,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$5,885,000
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(612,000)
	Less: MRP Stock Purchases (2)	(306,000)
	Net Proceeds to be Reinvested	$4,967,000
	Estimated after-tax net incremental rate of return	4.19%
	Earnings Increase	$208,117
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(24,480)
	Less: Stock Programs Vesting (3)	(61,200)
	Less: Stock Option Plan Vesting (4)	(71,604)
	Net Earnings Increase	$50,833

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months September 30, 2026, (reported)	$15,513	$50,833	$66,347
	12 Months September 30, 2026, (core)	$137,513	$50,833	$188,347

		Before	Net Addition	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	to Equity	of Foundation	Conversion
	September 30, 2026	$16,699,470	$4,967,000	$0	$21,666,470
	September 30, 2026 (Tangible)	$16,699,470	$4,967,000	$0	$21,666,470

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$96,237,668	$4,967,000	$0	$101,204,668

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 0.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

MFB Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$11,462,080
	Exchange Ratio	0.3313

	2nd Step Offering Proceeds	$9,000,000
	Less: Estimated Offering Expenses	1,765,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$7,235,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$7,235,000
	Less: ESOP Stock Purchases (1)	(720,000)
	Less: MRP Stock Purchases (2)	(360,000)
	Net Proceeds to be Reinvested	$6,155,000
	Estimated after-tax net incremental rate of return	4.19%
	Earnings Increase	$257,895
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(28,800)
	Less: Stock Programs Vesting (3)	(72,000)
	Less: Stock Option Plan Vesting (4)	(84,240)
	Net Earnings Increase	$72,855

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months September 30, 2026, (reported)	$15,513	$72,855	$88,368
	12 Months September 30, 2026, (core)	$137,513	$72,855	$210,368

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$16,699,470	$6,155,000	$0	$22,854,470
	September 30, 2026 (Tangible)	$16,699,470	$6,155,000	$0	$22,854,470

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$96,237,668	$6,155,000	$0	$102,392,668

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 0.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
MFB Bancorp, Inc.
At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$13,181,390
	Exchange Ratio	0.3809

	2nd Step Offering Proceeds	$10,350,000
	Less: Estimated Offering Expenses	1,765,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$8,585,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$8,585,000
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(828,000)
	Less: MRP Stock Purchases (2)	(414,000)
	Net Proceeds to be Reinvested	$7,343,000
	Estimated after-tax net incremental rate of return	4.19%
	Earnings Increase	$307,672
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(33,120)
	Less: Stock Programs Vesting (3)	(82,800)
	Less: Stock Option Plan Vesting (4)	(96,876)
	Net Earnings Increase	$94,876

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months September 30, 2026, (reported)	$15,513	$94,876	$110,389
	12 Months September 30, 2026, (core)	$137,513	$94,876	$232,389

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$16,699,470	$7,343,000	$0	$24,042,470
	September 30, 2026 (Tangible)	$16,699,470	$7,343,000	$0	$24,042,470

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$96,237,668	$7,343,000	$0	$103,580,668

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 0.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
MFB Bancorp, Inc.
At the Supermaximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$15,158,600
	Exchange Ratio	0.4381

	2nd Step Offering Proceeds	$11,902,500
	Less: Estimated Offering Expenses	1,765,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$10,137,500

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$10,137,500
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(952,200)
	Less: MRP Stock Purchases (2)	(476,100)
	Net Proceeds to be Reinvested	$8,709,200
	Estimated after-tax net incremental rate of return	4.19%
	Earnings Increase	$364,915
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(38,088)
	Less: Stock Programs Vesting (3)	(95,220)
	Less: Stock Option Plan Vesting (4)	(111,407)
	Net Earnings Increase	$120,200

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months September 30, 2026, (reported)	$15,513	$120,200	$135,713
	12 Months September 30, 2026, (core)	$137,513	$120,200	$257,713

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$16,699,470	$8,709,200	$0	$25,408,670
	September 30, 2026 (Tangible)	$16,699,470	$8,709,200	$0	$25,408,670

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	September 30, 2026	$96,237,668	$8,709,200	$0	$104,946,868

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 0.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

EXHIBIT 4

Firm Qualifications Statement

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (47)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (43)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (41)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (40)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (43)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com